EXHIBIT 4.2

                                  AMENDMENT TO
             CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                             a Delaware corporation

         The undersigned, Jonathan Severn and William J. Lopshire, certify that:

They are the duly acting President and Secretary, respectively, of International Card Establishment, Inc., a corporation organized and existing under the Corporation Code of the State of Delaware (the "CORPORATION").

Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Corporations Code of the State of Delaware, said Board of Directors, pursuant to a meeting held on December 1, 2004, adopted a resolution amending the Certificate of Designations of Preferences and Rights of the Corporation's Series A Convertible Preferred Stock, as follows:

         (a) 1. Section (b) Authorized Shares is deleted in its entirety and the following is inserted: "(b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be sixty-two thousand (62,000) shares of such series."

         2. The definition of Floor Price in Section (f)(iii) is amended such that the Floor Price shall equal $0.375 per share.

         3. In all other respects the Certificate of Designations shall remain unchanged and in full force and effect.

         4. The undersigned represent and warrant that approval of the shareholders of International Card Establishment, Inc., is not required for this Amendment.

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at Oxnard, California, on this 6th day of December, 2004.



                                            _______________________________
                                            Name:    Jonathan Severn
                                            Title:   President


                                            _______________________________
                                            Name:    William J. Lopshire
                                            Title:   Secretary



                                      -1-